UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 18, 2005

General Cable Corporation

__________________________________________

(Exact name of Registrant as Specified in Charter)

Delaware	001-12983	06-1398235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.

4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (859) 572-8000

Not Applicable

____________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On November 18, 2005, the Company issued a press release announcing that its subsidiary, Groupo General Cable Sistemas, S. A., as Purchaser, had executed a definitive Share Purchase Agreement dated as of November 18, 2005 (“Share Purchase Agreement”) with Safran SA, a French corporation, and Sagem Communication, a French corporation, as Seller, for the acquisition of the Cables Division of Sagem Communication.  The press release is attached hereto as Exhibit 99 and is incorporated herein by reference.

Under the Share Purchase Agreement, Purchaser will purchase the shares of a new company to be formed (“Newco”), which will have received via contribution the assets of the Cables Division and certain specified liabilities included in a final closing balance sheet prepared under a set of accounting principles agreed to by the parties (“Agreed Accounting Principles”). There are certain assets excluded under the terms of the Share Purchase Agreement.  In addition, there are certain excluded liabilities which will remain the responsibility of the Seller, including liability for certain types of litigation and environmental claims and intercompany debt.  Consideration for the purchase of the shares of Newco will be made in euros and based on the closing net equity determined under the Agreed Accounting Principles.  It is expected that the amount of purchase consideration will be approximately 75 million euros, subject to adjustment.  The adjustment, if any, will be determined after closing under the process provided for in the Share Purchase Agreement based on the net equity shown in the closing balance sheet.

Closing of the purchase of shares under the Share Purchase Agreement is subject to conditions, among other things, concerning material accuracy of representations and warranties of the parties, receipt of clearances from national competition authorities in Spain and Portugal, the absence of any material adverse change relating to the Cables Division , the absence of any law or injunction prohibiting or preventing the transaction, and the transfer of certain material contracts to the Purchaser.

Further, under the Share Purchase Agreement, Safran, as guarantor, generally agrees to indemnify the Purchaser in respect of losses of Purchaser and related companies (“Purchaser Group”) from breaches of representations and warranties and product liability losses and liability for taxes as provided in the Share Purchase Agreement subject to certain terms and conditions up to a limit of 8mm euros.  In addition, Safran will indemnify Purchaser Group for environmental losses up to 4mm euros on a proportional basis over five years and for losses related to uncollected accounts receivable up to 9mm euros less amounts reserved for such receivables in a two year period.  Safran will also indemnify the Purchaser Group for the full amount of losses related to excluded liabilities described above.  Separately, Purchaser will indemnify Safran and Seller against certain breaches of representations and warranties, and with respect to liabilities contributed to Newco without limitation after the closing date specified in the Share Purchase Agreement.

In addition, Safran has agreed to make available transition services to the Purchaser for a period of up to three years, which include information technology, invoicing and other services.

The Share Purchase Agreement may be terminated by mutual agreement of the parties and if conditions to closing have not been satisfied within 180 days of the date of execution.  The Share Purchase Agreement also may be terminated in case competition authorities prohibit or enjoin the transaction or a material part of the transaction.

Lastly, as part of the transaction the Company agreed to guarantee the obligations of the Purchaser under the Share Purchase Agreement and related agreements.

Item 9.01

Financial Statements and Exhibits.

List below the financial statements, pro forma financial information and exhibits, if any, filed as part of this report.

(c)

The Exhibit accompanying this Report is listed in the Index to Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Cable Corporation

November 18, 2005

By:

/s/ Robert J. Siverd

Name:

Robert J. Siverd

Title:

Executive Vice President and

General Counsel

INDEX TO EXHIBITS

Exhibit Number	Exhibit	Method of Filing
99	Press Release	Filed Herewith